Exhibit 99.1

Denali Therapeutics Announces Closing of Initial Public Offering, Including Full

Exercise of Underwriters’ Option to Purchase Additional Shares

SOUTH SAN FRANCISCO, CA—December 12, 2017 —Denali Therapeutics Inc. (NASDAQ: DNLI) today announced the closing of its initial public offering of 15,972,221 shares of its common stock at a price to the public of $18.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 2,083,333 additional shares.

Goldman Sachs & Co. LLC, Morgan Stanley and J.P. Morgan acted as joint book-running managers for the offering, and Evercore Group L.L.C. acted as lead manager for the offering.

The offering was made only by means of a prospectus. A copy of the final prospectus relating to this offering may be obtained from:

Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, fax: 212-902-9316, email: prospectusgroup-ny@ny.email.gs.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204 or by email: prospectus-eq_fi@jpmchase.com.

A registration statement relating to the offering was declared effective by the United States Securities and Exchange Commission (“SEC”) on December 7, 2017. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About Denali

Denali is a biopharmaceutical company developing a broad portfolio of therapeutic candidates for neurodegenerative diseases. Denali is based in South San Francisco.

CONTACT:

Lizzie Hyland

(646) 495-2706

lhyland@gpg.com

or

Morgan Warners

(202) 295-0124

mwarners@gpg.com